UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GENERAL MOLY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-0232000
(State of Incorporation or Organization)	(IRS Employer Identification No.)

1726 Cole Blvd., Suite 115, Lakewood, CO	80401
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.001 par value	The American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

In connection with an Agreement and Plan of Merger dated October 4, 2007 by and between General Moly, Inc., a Delaware corporation, and Idaho General Mines, Inc., an Idaho corporation, we hereby amend our Form 8-A filed with the SEC on August 14, 2006, which provided for a description of the Company’s securities to be registered.

Item 1.    Description of Registrant's Securities to be Registered.

The following description of our common stock is qualified in its entirety by the description of our common stock contained in our certificate of incorporation and our bylaws, included as exhibits to our Current Report on Form 8-K filed with the SEC on October 5, 2007, each of which is incorporated herein by reference.

All shares of our common stock are equal with respect to voting, liquidation, dividend and other rights. Owners of common stock are entitled to one vote for each share owned at any meeting of the stockholders.  Holders of common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor; and upon liquidation, are entitled to participate pro rata in a distribution of assets available for such a distribution to stockholders, subject to the rights and preferences of any holders of preferred stock.  Our common stock does not have cumulative voting rights, which means that the holders of more than 50% of the common stock voting in an election of directors may elect all of the directors to be elected at any meeting of stockholders, if they choose to do so.  In such event, the holders of the remaining holders of common stock aggregating less than 50% would not be able to elect any directors.  Holders of our common stock do not have any pre-emptive rights to subscribe for additional shares.

As permitted by Delaware law, our Bylaws provide for staggering the terms of directors by dividing the total number of directors into three groups. Further, the bylaws specify that directors may be removed by the shareholders only for cause.

Item 2. Exhibits.

1.	Certificate of Incorporation (Incorporated by reference to the Current Report on Form 8-K filed by Idaho General Mines, Inc. on October 5, 2007.)

2.	Bylaws (Incorporated by reference to the Current Report on Form 8-K filed by Idaho General Mines, Inc. on October 5, 2007.)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENERAL MOLY, INC.
(Registrant)

Date: October 9, 2007	By: /s/ David A. Chaput
David A. Chaput
Chief Financial Officer